Exhibit 8(b)

            [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]

July 10, 1996

Hemlo Gold Mines Inc.
Suite 2902
1 Adelaide Street East
Toronto, Ontario
Canada M5C 2Z9

Ladies and Gentlemen:

        We acted as your special United States tax counsel in connection with the arrangement described in the Plan of Arrangement contemplated by the Combination Agreement, dated as of March 11, 1996, between Battle Mountain Gold Company, a Nevada corporation ("Battle Mountain"), and Hemlo Gold Mines Inc., an Ontario corporation, as described in the Registration Statement of Battle Mountain on Form S-3 (No. 333-06305) (the "Registration Statement").

        We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements contained in the section of the Registration Statement captioned "Tax Considerations -- United States Federal Tax Considerations" which refer to Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), to the extent that such statements constitute statements of law or legal conclusions, reflect our opinion, as of the date hereof, with respect to the matters set forth therein. No opinion is expressed on matters other than those specifically referred to herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "Tax Considerations -- United States Federal Tax Considerations" and "Legal Opinions." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,

                                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                        By: /s/ ROBERT CASSANOS
                                                Robert Cassanos